Exhibit Number 21 - Subsidiaries of the Registrant

                           Menlo Acquisition Corporation
                           Subsidiaries of the Registrant


         Name                 State of Incorporation       Percentage Ownership

  Environmental Waste
    Management Associates, LLC       New Jersey                    100%


  Environmental Waste
    Management Associates, Inc.      New Jersey                    100%


  Integrated Analytical
    Laboratories, LLC                New Jersey                    100%


  Integrated Analytical
    Laboratories, Inc.               New Jersey                    100%